September 8, 2004	EXHIBIT 10.106

Dear Mark:

This letter confirms our agreement around the changes in your employment with Sun Microsystems, Inc. For ease of reference, this letter will be referred to as the “Separation Agreement”.

1.	May 31, 2004 through September 30, 2004 will be your notification period. During this time, you will perform transition activities. You will remain at your current salary, and you will remain eligible for the FY04 SMI bonus (bonus payout depending upon the results of the plan). As a practical matter, your liaison for administrative issues such as travel expense reports, etc., will be Jonathan Schwartz.

2.	For the period from May 31, 2004 through September 30, 2004 you will continue to receive coverage under Sun’s flexible benefits policies.

3.	On September 30, 2004, your employment with Sun will terminate. You will receive your final paycheck and payment for any accrued and unused vacation. If you have nonqualified stock options, you will have 90 days to exercise the vested portion of your stock option after termination, as stated in your stock option agreement, under Sun’s 1990 Long Term Equity Incentive Plan.

4.	If you sign and do not revoke the enclosed Release & Waiver Agreement, upon termination of employment, agreed as September 30, 2004, you will receive:

•	A lump sum payment equal to six and one-half (6.5) months of base salary, and

•	A lump sum payment equal to six and one-half (6.5) months of COBRA premiums you would have to pay to continue your current Sun medical and dental coverage, grossed up to cover payroll taxes.

5.	Sun will accelerate the remaining vesting for your restricted stock award granted on April 12, 2000 and currently scheduled to vest on April 12, 2005. The grant will now be fully vested as of August 31, 2004.

6.	You are eligible for career assistance through an organization selected by Sun for a total of 39 weeks. Should you decide to utilize these services, please contact me to initiate the service.

7.	You will be subject to the Employee Proprietary Information Agreement you signed at hire, as well as the policies applicable to employees generally, including Sun’s Standards of Business Conduct. Both the Employee Proprietary Information Agreement and the

Standards of Business Conduct prohibit employees from engaging in other employment which constitutes a conflict of interest with their employment at the Company. To avoid such a conflict, in the event you desire to work elsewhere in any capacity prior to your termination date, whether as an employee, contractor or consultant, you must notify me and obtain my written consent in advance of commencement of any such work. Any such outside work, if approved, can be for no more than half-time status. Should you commence such outside work without advance disclosure and my consent, or if you perform such outside work on more than half-time status, you will be considered as having voluntarily terminated your employment effective on the date such work commences. In such case this agreement will be null and void as of such date and Sun will have no obligation to provide or allow the things mentioned in this agreement. Upon termination you will have 90 days to exercise any vested options.

8.	Should Sun decide to terminate your employment prior to September 30, 2004, you will still be entitled to the compensation and benefits stated herein.

9.	Sun shall continue to honor its indemnification obligations under Article VI of its bylaws in the event you are made a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that you were an Agent (as defined in Section 6.1 of the bylaws) of Sun. In the event we require your assistance in the future in connection with any action, suit, proceeding or investigation brought against Sun, we will reimburse your reasonable expenses.

10.	The terms set forth in this letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.	To receive the benefits stated in this Separation Agreement, please confirm your receipt of this document by signing below, and by signing and returning the attached Release and Waiver within 45 days.

Do not hesitate to contact me with any questions.

Sincerely,

/s/ Crawford Beveridge

Crawford Beveridge

Executive Vice President, People and Places, and Chief Human Resources Officer

I agree with the above terms:

/s/ Mark Tolliver

Mark E. Tolliver

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Agreement”) is made by Mark E. Tolliver (“Employee”) for the benefit of Sun Microsystems, Inc., and its former and current subsidiaries, affiliates, employees, officers and directors, agents, successors and assigns (collectively, “Sun”).

1. In exchange for the releases and waivers described below, Sun agrees to pay and treat the Employee in the manner stated in the Separation Agreement letter which is attached and incorporated in this agreement (together referred to as “Agreement”). Payments made will be less deductions for and withholding of any amounts required by federal, state and local laws to be withheld, whether as taxes or otherwise. The Severance Payment and Severance COBRA Payment provided under this Agreement are payments and benefits to which Employee would not otherwise be entitled, now or in the future, and are valuable consideration for the promises and undertakings set forth in this Agreement.

2. In consideration of the payment and benefits detailed above, Employee, and Employee’s representatives, successors, and assigns willingly and voluntarily release and forever discharge Sun of and from all claims, demands, and causes of action, whether known or unknown, arising out of or in any way connected with the employment or termination of the employment of Employee by Sun, including but not limited to, all “wrongful discharge” claims, claims for commissions owed, and any claims relating to any contracts of employment, express or implied, any covenant of good faith and fair dealing, express or implied, any tort of any nature, claims under the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA”), as those laws have been amended from time to time, and any other state or federal law, rule, regulation, public policy or ordinance, and any and all claims for attorneys fees and costs, based on any decision or action by Sun which occurred on or before the date Employee signed this Agreement.

3. Employee represents to Sun that he has been provided with at least forty-five (45) days from the date he received this Agreement within which to consider whether to enter into this Agreement and to consult with legal counsel with respect to this Agreement. Employee further represents that he has knowingly and voluntarily executed this Agreement on a date after the date of his termination from Sun.

4. Employee has read and expressly waives the provisions of Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

or any analogous provisions under the laws of any other state. Employee understands that section 1542, and any other analogous laws, give him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. By signing this Agreement, Employee voluntarily waives that right.

5. This Agreement shall not affect any rights Employee may have with respect to any applicable Worker’s Compensation or Unemployment Insurance claims or rights, if any, and those Sun employee benefit plan benefits which have accrued and vested as of the Effective Date and which, by their express terms, survive any termination of employment.

6. Effective May 31, 2004, Employee will cease to have the title or to perform the duties of Vice-President of Sun, and will have no authority to bind Sun in any manner from now until termination of employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with Sun, its subsidiaries, or any successor, and s/he hereby waives any right, or alleged right, of employment or re-employment with Sun. If Employee is transferred into a regular position at Sun prior to the termination date set forth in the Separation Agreement, and hence, not terminated, this Agreement is voided and no further payment or benefits, whether as notification pay, Employment Transition Services, Severance Payment, or Severance COBRA Payment will be made under this Agreement. Moreover, in the event Employee is rehired by Sun prior to the expiration of the length of time upon which the Severance Payment he has received was calculated he may, at Sun’s option, be required to repay an amount of that Severance Payment proportional to the unexpired period of time.

7. If after the Employee’s termination, it is determined by any governmental agency or court that the termination was subject to state and/or federal WARN (Worker Adjustment and Retraining Notification) Act requirements, Employee agrees that the notification period he has received, including any lump sum payment for the notification period, fulfill the 60 day notice requirement under the WARN Act and any analogous state laws.

8. While on the payroll of Sun, Employee will continue to be bound by policies applicable to employees generally, including Sun’s Standards of Business Conduct. The Standards of Business Conduct prohibit employees from engaging in other employment which constitutes a conflict of interest with their employment at Sun. To avoid such a conflict, in the event Employee desires to enter into employment elsewhere in any capacity while employed by Sun, whether as an employee, contractor or consultant, Employee must notify the Company and receive consent in advance of commencement of any such work. The process for notification and consent is set forth in Sun’s Standards of Business Conduct. At any time Employee may voluntarily terminate employment with Sun by giving written notice of resignation to his or her manager, in which case the parties’ commitments and obligations under this agreement will immediately end, provided, however, that Employee’s obligations under the Proprietary Information Agreement will continue in accordance with its terms.

9. The fact of this Agreement and the payment set forth above are not an admission and do not infer any wrongdoing or liability on the part of Sun.

10. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act, as amended. Employee also acknowledges that the consideration given for this Release and Waiver Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) this Agreement does not apply to any rights or claims that may arise after the date he executes this Agreement; (b) Employee has been advised hereby that he has the right to, and has been advised to, consult with an attorney prior to executing this Agreement; (c) he has forty-five (45) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following his execution of this Agreement to revoke the Agreement (“Revocation Period”); and (e) this Agreement will not be effective or enforceable until the date upon which the Revocation Period has expired, which will be the eighth day after this Agreement is executed by Employee ( the”Effective Date”), provided that it is executed after the Employee’s last day of employment at Sun and no revocation of this Agreement has occurred.

11. The offer of this Agreement, the Agreement itself and any payment made are Sun Proprietary Information. Any disclosure of this information to anyone other than the Employee’s spouse (including common law spouses and declared domestic partners), attorneys or accountants, the Equal Employment Opportunity Commission, state antidiscrimination agencies, other federal and state agencies, or pursuant to valid subpoena, constitutes a breach of this Agreement. This information should not be disclosed within Sun, except to those with a genuine need to know the information.

12. Employee acknowledges and represents that in executing this Agreement he does not rely and has not relied upon any representation or statement made by Sun, its agents, employees, or representatives, with regard to the subject matter of this Agreement, which is not expressly addressed in this Agreement. The Agreement is the entire understanding of the parties on the subjects covered.

14. If a party to this Agreement brings a legal or administrative action, pursuant to a debt, claim or liability that is hereby released and discharged and such party does not prevail in such action, then the party bringing such action shall be liable for and shall reimburse the other party’s reasonable attorneys fees and costs incurred in defending such action, unless a court of competent jurisdiction orders otherwise. Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this Agreement under federal or state antidiscrimination laws, nor does it impose any condition precedent, penalties, attorneys fees or costs from doing so, unless specifically authorized by federal or state law.

15. Each of the terms of this Agreement apply independently. Should one or more of them be declared invalid by a court of competent jurisdiction, the rest will continue in force.

16. This Agreement, and any Revocation of this Agreement are not effective until dated, signed and returned to Sun. They should be sent to:

SunDial at Mailstop SJC01-202

4150 Network Circle

Santa Clara, California 95054

or faxed to:

SunDial at (408) 953-1861

17. The payment will be made to Employee, at Employee’s home address, after receipt of the signed Agreement in SunDial, and after the expiration of the revocation period, provided the Agreement has not been revoked, as soon as administratively possible in the payroll cycle.

EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN NOTIFIED OF HIS RIGHT TO REVOKE THIS RELEASE AND WAIVER AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF THE DATE IT IS SIGNED. Such revocation must be in writing on the attached Revocation form and delivered to Sun prior to the expiration of the seven day period set out above. If Employee revokes, he gives up his rights to the payments described in this Agreement. Employee has freely and knowingly executed the Agreement on the date set out below.

/s/ Mark Tolliver	September 8, 2004 Date
Mark E. Tolliver

/s/ Crawford Beveridge	September 8, 2004 Date
for SUN MICROSYSTEMS, INC.

REVOCATION

I hereby revoke my signature on the Agreement with full understanding that by doing so, Sun will have no obligation to pay me anything or provide me any benefits under this Agreement. I further understand that this revocation will only be effective if signed and delivered to Sun within seven (7) calendar days after I signed the Agreement.

Employee	Date

If you are revoking this Agreement, please send this document to SunDial at Mailstop SJC01-202, or to 4150 Network Circle, MS USJC01-202, Santa Clara, CA 95054. You may also fax it to (408) 953-1861.